Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Optical Cable Corporation:

We consent to the use of our report dated January 28, 2016, with respect to the consolidated balance sheet of Optical Cable Corporation and subsidiaries as of October 31, 2015, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the two-year period ended October 31, 2015, incorporated by reference herein.

/s/ KPMG LLP

Roanoke, Virginia
March 28, 2017